Exhibit 4.7
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The following description of the securities of Akamai Technologies, Inc. (“us,” “our,” “we” or the “Company”) registered under Section 12 of the Exchange Act is intended as a summary only and is not a complete description. This description is based upon, and is qualified by reference to, our certificate of incorporation, our bylaws and applicable provisions of the Delaware General Corporation Law (the “DGCL”). You should read our certificate of incorporation and bylaws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part, for the provisions that are important to you.
Authorized Capital Stock
Our authorized capital stock consists of 700,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share, of which 700,000 shares have been designated as shares of Series A Junior Participating Preferred Stock, par value $0.01 per share. Our common stock is registered under Section 12(b) of the Exchange Act.
Common Stock
Voting Rights. Holders of our common stock are entitled to one vote for each share held on matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. When a quorum is present at a meeting, any matters, including the election of directors, to be voted upon by the stockholders at a meeting are decided by the vote of the holders of a majority in voting power of the stock present or represented and voting on such matter, except when a different vote is required by law, our certificate of incorporation or our bylaws. In any contested election of directors, a plurality standard will apply.
Dividends. Holders of common stock are entitled to receive their proportionate share of any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock.
Liquidation, Dissolution and Winding Up. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the preferential rights of any outstanding preferred stock.
Other Rights. The common stock has no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the common stock are subject to the rights of the holders of shares of any series of our preferred stock.
Preferred Stock
Our board of directors is authorized to issue shares of additional shares of preferred stock in one or more series without stockholder approval. The board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The board’s ability to issue preferred stock will provide desirable flexibility in connection with possible acquisitions and other corporate purposes and could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock.
Anti-Takeover Provisions
Some provisions of Delaware law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.
Delaware Law
We are subject to Section 203 of the DGCL, which regulates, subject to certain exceptions, a Delaware corporation from engaging in certain business combinations with interested stockholders. In general, Section 203 prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:
•our board of directors approved either the business combination or the transaction in which resulted in the stockholder becoming interested;
•upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85 percent of our voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
•on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding stock not owned by the interested stockholder.
Section 203 defines a “business combination” to include:
•any merger or consolidation involving us and the interested stockholder;
•any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of our assets;
•subject to certain exceptions, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;
•any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested stockholders; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.
In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of a corporation’s voting stock.

Certificate of Incorporation and Bylaw Provisions
Our certificate of incorporation and bylaws provide that:
•no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;
•the board of directors is expressly authorized to make, alter or repeal our bylaws;
•stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders, and special meetings of our stockholders may be called only by our board of directors, the chair of our board of directors, or our president;
•stockholders may not fill vacancies on the board of directors;
•our board of directors is authorized to issue preferred stock without stockholder approval;
•stockholders must satisfy advance notice procedures to submit proposals or nominate directors for consideration at a stockholders’ meeting;
•stockholders may not cumulate votes in the election of directors;
•we will indemnify officers and directors against losses that they may incur as a result of investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

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